                                                                      EXHIBIT 12

                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                              (DOLLARS IN THOUSANDS)
                                     -----------------------------------------------------------------------
                                      THREE
                                      MONTHS
                                      ENDED                       YEAR ENDED DECEMBER 31,
                                     MARCH 31,  ------------------------------------------------------------
                                       2003        2002        2001        2000         1999         1998
                                     --------   ----------   --------   ----------   ----------   ----------
EARNINGS BEFORE INCOME TAXES,
  PREFERRED STOCK DIVIDENDS
  AND FIXED CHARGES:
  Income from continuing
    operations before income
    taxes, minority interest
    and cumulative effect
    of accounting change, net        $259,850   $1,031,000   $300,700   $  893,400   $  904,100   $  905,500

  Deduct equity in
    undistributed
    (earnings) of
    fifty-percent-or-
    less-owned companies                 (490)      (9,560)    (1,590)      (9,640)     (18,720)     (24,070)

  Add interest on
    indebtedness, net                  67,320      229,250    233,440      193,000      121,520      115,700

  Add amortization of debt
    expense                             1,470       13,040     10,300        2,430        1,350        2,130

  Add estimated interest
    factor for rentals                  8,170       25,890     23,050       18,760       16,080       11,430
                                     --------   ----------   --------   ----------   ----------   ----------

  Earnings before income
    taxes, minority interest,
    cumulative effect of
    accounting change, net,
    fixed charges and preferred
    stock dividends                  $336,320   $1,289,620   $565,900   $1,097,950   $1,024,330   $1,010,690
                                     ========   ==========   ========   ==========   ==========   ==========

FIXED CHARGES:
  Interest on indebtedness           $ 67,620   $  228,050   $239,290   $  202,630   $  129,860   $  119,750

  Amortization of debt
    expense                             1,470       13,040     10,300        2,430        1,350        2,130

  Estimated interest factor
    for rentals                         8,170       25,890     23,050       18,760       16,080       11,430
                                     --------   ----------   --------   ----------   ----------   ----------

  Total fixed charges                $ 77,260   $  266,980   $272,640   $  223,820   $  147,290   $  133,310
                                     ========   ==========   ========   ==========   ==========   ==========

PREFERRED STOCK DIVIDENDS(a)            3,580       13,860      6,820        ---          ---          ---
                                     --------   ----------   --------   ----------   ----------   ----------

  Combined fixed charges and
    preferred stock
    dividends                        $ 80,840   $  280,840   $279,460   $  223,820   $  147,290   $  133,310
                                     ========   ==========   ========   ==========   ==========   ==========

Ratio of earnings to fixed
  charges                                 4.4          4.8        2.1          4.9          7.0          7.6
                                          ===          ===        ===          ===          ===          ===
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(b)(c)                   4.2          4.6        2.0          4.9          7.0          7.6
                                          ===          ===        ===          ===          ===          ===

(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.

(b) Excluding the 2003 pre-tax income regarding litigation settlement of $13.5 million, 2002 pre-tax charge for litigation settlement, net of $146.8 million, the 2001 pre-tax non-cash charge of $530 million and the 2000 pre-tax non-cash charge of $145 million, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would have been 4.0, 5.1, 3.9 and 5.6 for the first quarter of 2003, and the years 2002, 2001 and 2000, respectively.

(c) Years prior to 2002 have not been adjusted to exclude goodwill amortization expense.